Exhibit 99.2
PLEASE RESPOND TO WRITER AT:
Direct Dial: 615/465-7349
FAX: 615/373-9704
E-mail: Rachel_Seifert@chs.net
October 12, 2010
VIA FACSIMILE AND USPS
CtW Investment Group
Attention: William Patterson
Facsimile: 202.721.0661
1900 L Street N.W., Suite 900
Washington, DC 20036
Dear Mr. Patterson:
I am in receipt of your letter dated September 28, 2010. I note that you addressed the letter to me, “Dear Member of the Community Health Systems Board of Directors,” however, you should be aware that I am not a member of the Board of Directors of Community Health Systems, Inc. I am the secretary of the corporation and will communicate your concerns to the Board of Directors.
Shortly after receipt of your letter, I became aware of numerous contacts by the Service Employees International Union with current hospital employees, former hospital employees, physicians on the medical staffs of hospitals, and physicians at acquisition prospects of the affiliated group of hospitals. These contacts seek to either disrupt our business prospects or to gather information in support of the positions taken in your September 18th letter to me. It is our belief, based upon these contemporaneous, related activities on the part of the Service Employees International Union, and our understanding of the relationship between and among Change to Win, the Service Employees International Union, the CtW Investment Group and the pension funds referred to in your letter, that we are constrained by the National Labor Relations Act from engaging with you in furtherance of your correspondence other than by this reply.
Thank you for your interest in the business of Community Health Systems, Inc. and its affiliated hospitals. We do welcome interested investors to meet with designated senior executives about matters of interest to stockholders; if one or more of the pension funds referred to in your letter would like to set up such a meeting, please let me know. Of course, the communications at any such meeting will be limited to information that is permissible by SEC regulation, i.e., that the information has been widely and publicly disseminated to all stockholders.

Very truly yours,
/s/ Rachel A. Seifert
Rachel A. Seifert
Executive Vice President, Secretary, and General Counsel

RAS:cts